Exhibit 99.1

       Vesta Insurance Announces Filing of Registration Statement for its
                          Non-Standard Auto Subsidiary

    BIRMINGHAM, Ala., March 22 /PRNewswire-FirstCall/ -- Vesta Insurance Group, Inc. (NYSE: VTA) today announced that its non-standard auto subsidiary, Affirmative Insurance Holdings, Inc., filed a registration statement with the United States Securities and Exchange Commission for a proposed initial public offering of its common stock. The registration statement is not yet effective.

    Shares will be sold by Affirmative, as well as by Vesta and certain of its insurance subsidiaries. The proceeds from the sale of Vesta's shares will be used to provide additional capital to its insurance subsidiaries.

    Piper Jaffray is serving as lead manager and sole book-runner. Co-managers for the offering are William Blair & Company and Sandler O'Neill & Partners, L.P. Copies of the preliminary prospectus related to the offering, when available, may be obtained from Piper Jaffray, 800 Nicollet Mall, Minneapolis, Minnesota 55402, by calling 800-333-6000.

    A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SOURCE  Vesta Insurance Group, Inc.
    -0-                             03/22/2004
    /CONTACT: Charles R. Lambert, Vice President, Investor Relations of Vesta Insurance Group, Inc., +1-205-970-7030, or CLambert@vesta.com /
    /Web site:  http://www.vesta.com /
    (VTA)

CO:  Vesta Insurance Group, Inc.; Affirmative Insurance Holdings, Inc.
ST:  Alabama
IN:  INS
SU:  OFR